COOLEY LLP
ANTHONY M. STIEGLER (126414)
(astiegler@cooley.com)
JON F. CIESLAK (268951)
(jcieslak@cooley.com)
SOPHIA M. RIOS (305801)
(srios@cooley.com)
4401 Eastgate Mall
San Diego, CA 92121
Telephone: (858) 550-6000
Facsimile: (858) 550-6420

Attorneys for Plaintiff
ChromaDex, Inc.

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

(SOUTHERN DIVISION)

ChromaDex, Inc., Plaintiff, v. Elysium Health, Inc., Defendant.	Case No. 16-cv-2277 **COMPLAINT** **(1) BREACH OF CONTRACT** **(2) BREACH OF CONTRACT** **(3) BREACH OF CONTRACT** **(4) FRAUDULENT DECEIT** **DEMAND FOR JURY TRIAL**

Plaintiff ChromaDex, Inc. ("ChromaDex"), by and through its undersigned attorneys, brings this action for breach of contract and fraudulent deceit against Elysium Health, Inc. ("Elysium") for punitive damages, money damages, and interest, and demands a jury trial.

NATURE OF THE CASE

1. ChromaDex brings this action to recover damages resulting from Elysium's material breach of, and fraud related to, three contracts between the parties: (1) the NIAGEN Supply Agreement, dated February 3, 2014 (attached hereto as Exhibit A), as amended by the Amendment to Supply Agreement, dated February 19, 2016 (attached hereto as Exhibit B) (as so amended, the "NIAGEN Supply Agreement"); (2) the pTeroPure Supply Agreement (attached hereto as Exhibit C) (the "pTeroPure Supply Agreement," and together with the NIAGEN Supply Agreement, the "Supply Agreements"); and (3) the Trademark License and Royalty Agreement, dated February 3, 2014 (attached hereto as Exhibit D) (the "License Agreement") (collectively, the "Agreements").

2. Pursuant to the Agreements, ChromaDex supplies Elysium with NIAGEN® nicotinamide riboside ("NR"), a patented, proprietary health ingredient that is part of the vitamin B3 family, and pTeroPure® pterostilbene, a patented, proprietary health ingredient, in return for product payments and sales royalties for the use of the branded ingredient NIAGEN NR.

3. Elysium sells a health supplement called Basis which combines NIAGEN NR and pTeroPure pterostilbene, along with other non-active ingredients.

4. Beginning in 2015, Mark Morris, who was the Vice President of Business Development of ChromaDex at the time, but is now the Head of Scientific Technology at Elysium, was the primary manager of Elysium's account at ChromaDex.

5. In all of 2015, Elysium ordered 900 kg of NIAGEN NR from ChromaDex. In the first quarter of 2016, Elysium ordered 1590 kg of NIAGEN NR

and 300 kg of pTeroPure pterostilbene. Around this time, Elysium raised concerns about pricing under the NIAGEN Supply Agreement directly with Frank Jaksch, co-founder and CEO of ChromaDex, and Will Black, ChromaDex's Vice President of Sales and Marketing. Mr. Jaksch reached out to Elysium in an effort to open a dialogue about their concerns and ultimately resolve them. Elysium, however, refused or ignored these offers to talk.

6. On June 28, 2016, without any prior discussion or advance notification, Elysium submitted extraordinarily large purchase orders for 6600 kg of NIAGEN NR and 1260 kg of pTeroPure pterostilbene (the "June 28 Purchase Orders"). These amounts were approximately four times larger than any previous order from Elysium, and more than double the sum of all Elysium's prior orders. The June 28 Purchase Orders included a demand for pricing at $400/kg, far below the parties' agreed price of $1000/kg for NIAGEN NR, even though Elysium never discussed the proposed pricing changes with ChromaDex. Elysium knew or should have know that ChromaDex would not accept the June 28 Purchase Orders at that price.

7. Because the June 28 Purchase Orders were wildly inconsistent with the parties' Supply Agreements and past dealings, and in light of Elysium's subsequent failure to pay for NIAGEN NR and pTeroPure pterostilbene supplied by ChromaDex, ChromaDex alleges on information and belief that Elysium intended to induce ChromaDex to inadvertently supply large amounts of NIAGEN NR and pTeroPure pterostilbene to Elysium at grossly discounted prices.

8. ChromaDex noticed the grossly discounted prices on the June 28 Purchase Orders and did not fulfill them. Instead, ChromaDex reached out to Elysium to discuss the June 28 Purchase Orders and their inconsistency with the parties' Agreements.

9. After Elysium again showed an unwillingness to engage with ChromaDex's senior management to discuss the June 28 Purchase Orders, Morris—who was the one person at ChromaDex whom Elysium would respond to in a

productive manner—helped schedule a call between ChromaDex and Elysium to address the issues between the parties, including the June 28 Purchase Orders.

10. On June 30, 2016, Mr. Jaksch and Mr. Black of ChromaDex, joined a call with Elysium's CEO, Eric Marcotulli, and COO, Dan Alminana (the "June 30 Call").

11. On the June 30 Call, the parties discussed Elysium's concerns and the appropriate pricing of NIAGEN NR for the orders Elysium wished to place. Alminana and Marcotulli stated that Elysium intended to be a good business partner to ChromaDex and explained that Elysium was ramping up, which was the reason the June 28 Purchase Orders were far larger than their past orders. Though Elysium was not entirely satisfied with the price of $800 per kg of NIAGEN NR, which is what ChromaDex offered, Marcotulli represented that Elysium would accept that price now, place an order so that their supply was not interrupted, and work to resolve Elysium's remaining concerns another day.

12. Later that day, June 30, 2016, Elysium submitted two purchase orders to ChromaDex for 580 kg of pTeroPure pterostilbene and 3000 kg of NIAGEN NR (the "June 30 Purchase Orders"). As agreed upon during the June 30 Call, the June 30 Purchase Orders superceded the (in retrospect, disingenuous) June 28 Purchase Orders. And although smaller than the June 28 Purchase Orders, the June 30 Purchase Orders were still two times the size of any of Elysium's previous fulfilled orders.

13. Around the middle of July, Morris left ChromaDex to work for Elysium.

14. According to the terms of the Supply Agreements, and in reliance on the representations Alminana and Marcotulli made on the June 30 Call, ChromaDex filled the June 30 Purchase Orders of NIAGEN NR and pTeroPure pterostilbene on July 1, 2016 and August 9, 2016. ChromaDex provided Elysium with invoices for the shipments by email on July 1, 2016 and August 9, 2016 (the "Past Due Invoices") (attached hereto as Exhibit E).

15. The total amount Elysium owes ChromaDex for the Past Due Invoices is $2,983,350.

16. At the time Marcotulli and Alminana spoke on the June 30 Call, Elysium had no intention of (1) ever working with ChromaDex to resolve Elysium's concerns about the NIAGEN Supply Agreement, (2) paying for the NIAGEN NR or pTeroPure pterostilbene ordered with the June 30 Purchase Orders, or (3) ramping up their sales to the degree they represented.

17. Instead, having failed to induce ChromaDex to supply NIAGEN NR and pTeroPure pterostilbene at grossly discounted prices with the June 28 Purchase Orders, Marcotulli and Alminana made their false representations on the June 30 Call with the intent of inducing ChromaDex to provide it with large supplies of NIAGEN NR and pTeroPure pterostilbene and to exert financial pressure on ChromaDex by refusing to pay for the orders.

18. Marcotulli and Alminana's false promises were further motivated by the fact that Elysium, which was seeking financing during the middle of 2016 and into November, has been able to improve its balance sheet by continuing to sell its product for millions of dollars in revenue without paying ChromaDex for its supply.

19. On August 10, 2016—the day after ChromaDex shipped the last portion of pTeroPure pterostilbene—Alminana wrote an email to ChromaDex stating that Elysium would not pay the Past Due Invoices until the concerns raised on the June 30 Call were fixed according to terms set by Elysium. However, over the next several weeks, Alminana refused ChromaDex's sincere offers to meet and resolve his and Elysium's concerns, all the while maintaining that Elysium would not pay until its concerns were resolved.

20. Elysium breached the Supply Agreements by failing to pay the Past Due Invoices within the dates agreed to by the parties and set forth in the payment terms on the Past Due Invoices.

21. Elysium also breached the License Agreement by failing to deliver to ChromaDex (1) a report accounting for its net sales and royalties due (a "Royalty Report") for the quarter ended June 30, 2016 ("Q2 2016") and (2) payment for the

royalties due as reflected in that Royalty Report, within 90 days of the end of the quarter.

22. Elysium intends to continue its breach of the License Agreement by withholding payment of royalties for the quarter ended September 30, 2016 ("Q3 2016") and the quarter ending December 31, 2016 ("Q4 2016"), which will come due on December 29, 2016 and March 31, 2017, respectively.

23. In this action, ChromaDex seeks from Elysium the $2,983,350 due under the Supply Agreements, all past due royalties under the License Agreement, and damages and punitive damages caused by Elysium's false promises, plus interest.

JURISDICTION AND VENUE

24. Diversity jurisdiction is conferred upon this Court by 28 U.S.C. § 1332 because the matter in controversy exceeds the sum or value of seventy-five thousand U.S. Dollars ($75,000), exclusive of interest and costs, and is between a Delaware Corporation with its principal place of business in New York and a California Corporation with its principal place of business in California.

25. Venue is proper in this District under 28 U.S.C. § 1391 because the parties agreed to this forum to resolve disputes under Section 15.2 of the License Agreement, which states that "[a]ny dispute arising out of this Agreement shall be brought in, and the parties consent to personal and exclusive jurisdiction of and venue in the Federal District Court in Orange County, California."

PARTIES

26. Plaintiff ChromaDex is a California Corporation with its principal place of business located at 10005 Muirlands Blvd, Suite G, Irvine, CA 92618. ChromaDex discovers, acquires, develops, and commercializes patented and proprietary ingredient technologies in the dietary supplement, food, beverage, skin care, and pharmaceutical markets. Its portfolio of patented ingredient technologies includes NIAGEN®, pTeroPure®, PURENERGY®, ProC3G®, and AnthOrigin™.

27. Defendant Elysium is a Delaware Corporation with its principal place of

business located at 594 Broadway, Suite 707, New York, New York, 10012. Elysium describes itself as a company that utilizes science and technology to create consumer health products.

FACTUAL ALLEGATIONS

ChromaDex's NIAGEN NR and pTeroPure pterostilbene

28. ChromaDex sells NIAGEN NR and licenses the rights to the brand name "NIAGEN" to ingredient customers across the country, one of which is Elysium.

29. NIAGEN NR is composed of nicotinamide riboside ("NR"). NR is found naturally in trace amounts in milk and other foods and is a B3 vitamin metabolite. The body converts NR into Nicotinamide Adenine Dinucleotide ("NAD+"), which is an essential molecule found in every living cell. NIAGEN NR increases NAD+ levels in the body, which promote cellular metabolism, mitochondrial function, and energy production.

30. NIAGEN NR is a patented, proprietary dietary ingredient owned by ChromaDex.

31. ChromaDex is the sole owner of the brand "NIAGEN."

32. pTeroPure, also known as pterostilbene, activates a very specific nuclear receptor known as PPAR-alpha. Nuclear receptors are proteins that activate gene expression. PPAR-alpha is activated during fasting states or the prolonged periods without food. Once activated, PPAR-alpha controls lipid metabolism among other essential functions.

33. pTeroPure pterostilbene is a patented, proprietary dietary ingredient owned by ChromaDex.

34. ChromaDex is the sole owner of the brand "pTeroPure."

35. ChromaDex and Elysium entered the NIAGEN Supply Agreement and the License Agreement on February 3, 2014. The parties entered an Amendment to NIAGEN Supply Agreement on February 19, 2016. The parties entered the pTeroPure Supply Agreement on June 26, 2014.

36. Elysium sells a health supplement called Basis which combines NIAGEN NR and pTeroPure pterostilbene, along with other non-active ingredients. Basis is Elysium's sole product on the market. ChromaDex is the sole source and supplier of NIAGEN NR and, is accordingly, Elysium's sole supplier of NIAGEN NR and pTeroPure pterostilbene.

Elysium's False Promises

37. The parties' commercial arrangement was unremarkable until June 28, 2016, when Alminana, on behalf of Elysium, submitted the disingenuous June 28 Purchase Orders seeking abnormally large amounts of NIAGEN NR and pTeroPure pterostilbene at prices far below those previously agreed on.

38. On June 30, 2016, Mr. Jaksch and Mr. Black of ChromaDex joined a call with Marcotulli and Alminana of Elysium to discuss the June 28 Purchase Orders and concerns Elysium had identified in regards to pricing under the NIAGEN Supply Agreement.

39. On the June 30 Call, Alminana and Marcotulli explained that Elysium was ramping up, which explained the large volume of NIAGEN NR and pTeroPure pterostilbene the company ordered. Alminana and Marcotulli represented that, due to the ramp up, Elysium expected to use all the NIAGEN NR ordered over the next few months and would place other large orders in Q3 and Q4 2016.

40. ChromaDex said it would supply Elysium with NIAGEN NR at $800 per kg. Though Alminana and Marcotulli were not entirely satisfied with that price, Marcotulli represented that Elysium would accept that price for now, place a new order so that their supply was not interrupted, and work with ChromaDex to resolve Elysium's remaining concerns another day.

41. Later that day, June 30, 2016, Elysium submitted the June 30 Purchase Orders to ChromaDex for 580 kg of pTeroPure pterostilbene and 3000 kg of NIAGEN NR. The volume was still around two times larger than Elysium's largest order at that time.

42. According to the terms of the Supply Agreements, and in reliance on Alminana's and Marcotulli's representations on the June 30 Call, ChromaDex shipped 3000 kg of NIAGEN NR and 400 kg of pTeroPure pterostilbene to Elysium on July 1, 2016, along with invoices numbered IVC114996 and IVC114992, respectively, bearing the same date.

43. The amount due on the July 1, 2016 NIAGEN invoice is $2,402,600.

44. The amount due on the July 1, 2016 pTeroPure invoice is $400,750.

45. Copies of the invoices were sent to Elysium by email on July 1, 2016.

46. On July 18, 2016, in response to an email from Thomas Varvaro, ChromaDex's CFO, requesting an estimate of royalties to be due for Q2 2016, Alminana stated that the royalties due for Q2 would be approximately $245,000, implying that the Royalty Report and payment would be made as usual.

47. On August 9, 2016, ChromaDex shipped the remaining 180 kg of pTeroPure pterostilbene to Elysium, along with an invoice numbered IVC116510 bearing the same date.

48. The amount due on the August 9, 2016 pTeroPure invoice is $180,000.

49. A copy of the invoice was sent to Elysium by email on August 9, 2016.

50. The total amount Elysium owes ChromaDex for the Past Due Invoices is $2,983,350.

51. Also on August 9, 2016, Mr. Varvaro emailed Alminana to request a final Royalty Report for Q2 2016.

52. On August 10, 2016—the day after Elysium received a shipment notification for the last portion of pTeroPure pterostilbene—Alminana wrote an email to ChromaDex stating that Elysium would not pay the Past Due Invoices until the concerns raised on the June 30 Call were fixed according to terms set by Elysium.

53. On August 12, 2016, Mr. Black of ChromaDex responded by requesting an in-person meeting to discuss Elysium's concerns and affirmed ChromaDex's commitment to its relationship with Elysium.

54. Mr. Black received no response to his invitation for an in-person meeting, despite exchanging several emails with Alminana, and reiterated his invitation on August 17, 2016. Alminana, yet again, ignored this invitation and refused to discuss the issues even by phone.

55. In late August and continuing into October 2016, ChromaDex demanded payment from Elysium of the $2,983,350 due for the Past Due Invoices, while continuing to extend invitations to work toward a solution for all parties concerned and proposing such solutions.

56. Elysium at all times refused to pay the amount due for the Past Due Invoices and to rationally engage in discussions of a resolution.

57. On information and belief, ChromaDex alleges that, at the time it submitted the June 28 Purchase Orders, on the June 30 Call, and when it submitted the June 30 Purchase Orders, Elysium—under the direction of Marcotulli and Alminana—had no intention of (1) paying for the NIAGEN NR or pTeroPure pterostilbene ordered, (2) ever working with ChromaDex to resolve Elysium's concerns about the NIAGEN Supply Agreement, or (3) ramping up their sales to the degree that Alminana and Marcotulli represented.

58. Alminana's and Marcotulli's intent is evidenced by the fact that (1) Elysium never ramped up in a way that was consistent with Alminana and Marcotulli's representations on the June 30 Call, (2) the NIAGEN NR and pTeroPure pterostilbene that was delivered in July and August has been sufficient supply for Elysium until the present and it is expected to last into 2017, months beyond what Alminana and Marcotulli projected on the June 30 Call, and (3) Elysium did not place further large orders in Q3 and Q4 as it represented it would.

59. Alminana and Marcotulli further intended to use the financial pressure ChromaDex would predictably experience after not receiving payment on such large orders as leverage if and when they decided to resolve their concerns about the NIAGEN Supply Agreement.

60. Elysium has refused to make good on Alminana and Marcotulli's promises, on behalf of Elysium, to attempt to resolve their concerns with ChromaDex and pay $800 per kg for the NIAGEN NR ordered on June 30, 2016.

61. Marcotulli and Alminana made the false representations on the June 30 Call with the intent of inducing ChromaDex to provide it with large supplies of NIAGEN NR and pTeroPure pterostilbene so that Elysium's supply of product would be uninterrupted while it refused to pay ChromaDex for the Past Due Invoices.

62. Elysium's continued refusal to engage in substantive discussions regarding its failed payments and terms for moving forward, has forced ChromaDex to file this Complaint in order for it to obtain the monies owed under the Agreements.

Breach of the pTeroPure Supply Agreement

63. The pTeroPure Supply Agreement sets forth the terms under which ChromaDex would sell and deliver, and Elysium would purchase, pTeroPure pterostilbene.

64. Section 2.1 of the pTeroPure Supply Agreement specifies that Elysium shall place orders for the product by submitting purchase orders.

65. Section 2.2 states that the "purchase price for the Product shall be at one thousand USD per kilogram ($1,000/kg)." It further states that "[f]ailure to make prompt and full payment hereunder constitutes a material breach of the Agreement."

66. The invoices for the pTeroPure pterostilbene shipped on July 1, 2016 and August 9, 2016, contain payment terms specifying that payment must be made "30% Net30 70% Net60," meaning 30% of the payment is due within 30 days of the date of the invoice and 70% of the payment is due within 60 days of the date of the invoice.

67. Elysium breached the pTeroPure Supply Agreement on July 31, 2016, by failing to pay 30% of the $400,750 due within 30 days of the July 1, 2016 invoice. It further breached the agreement by failing to pay any monies due before August 30, 2016, 60 days after the date of the July 1, 2016 invoice.

68. Elysium breached the pTeroPure Supply Agreement on September 8,

2016, by failing to pay 30% of the $180,000 due within 30 days of the August 9, 2016 invoice. It further breached the agreement by failing to pay any monies due before October 8, 2016, 60 days after the date of the August 9, 2016 invoice.

Breach of the NIAGEN Supply Agreement

69. The NIAGEN Supply Agreement sets forth the terms under which ChromaDex would sell and deliver, and Elysium would purchase, NIAGEN.

70. Section 7.4 of the NIAGEN Supply Agreement provides that it shall be governed by and construed in accordance with the laws of the State of California.

71. Section 3.1 of the NIAGEN Supply Agreement states that "[w]ith respect to all NIAGEN provided by ChromaDex to Elysium Health under this Agreement Elysium Health shall pay to ChromaDex a maximum price of one thousand three hundred US dollars per kilogram ($1,300 per kg)."

72. Section 3.4 of the NIAGEN Supply Agreement states that "Elysium Health shall pay ChromaDex within thirty (30) days from the date of the applicable invoice by ChromaDex to Elysium Health for all NIAGEN® purchased . . . ."

73. Under Section 3.11.1 of the NIAGEN Supply Agreement, in 2016 Elysium Health was required to purchase, at a minimum, "the lesser of (i) 1,000kg at the then-current price, or (ii) $1,000,000 take or pay."

74. Elysium breached the NIAGEN Supply Agreement on July 31, 2016 by failing to pay $2,402,600 within 30 days of the July 1, 2016 invoice, as required by Section 3.4 of the agreement.

75. On October 31, 2016, ChromaDex sent to Elysium, in writing, a letter indicating it would not renew the NIAGEN Supply Agreement. Thus the NIAGEN Supply Agreement will expire, according to Section 5.1 of that agreement, after the initial term of three years on February 3, 2017.

Breach of the License Agreement

76. According to the terms of the License Agreement, Elysium is required to pay royalties to ChromaDex based on its net sales of product containing NIAGEN

NR.

77. Section 15.2 of the License Agreement provides that "all actions for the breach thereof will be governed, construed, and interpreted in accordance with the laws of the State of California."

78. Section 15.2 of the License Agreement further provides that "any non-contractual cause of action that either party may assert . . . will be governed by U.S. federal law and the law of the State of California."

79. Pursuant to Section 9.2 of the License Agreement, the royalty rate Elysium is to pay to ChromaDex is determined according to the total cumulative worldwide net sales of NIAGEN NR by Elysium and the corresponding royalty rate as specified in the table in Section 9.2 of the License Agreement.

80. Under Section 9.4 of the License Agreement, Elysium is required to "furnish to ChromaDex a quarterly written report showing in reasonably specific detail the calculation of royalties owing for the reporting period." Section 9.4 further states that "[r]eports shall be due on the ninetieth (90th) day following the close of each quarter."

81. Section 9.7 of the License Agreement provides that "royalties shown to have accrued by each Royalty Report provided for under Section 9.4 above shall be due on the date such Royalty Report is due."

82. On September 28, 2016, 90 days after the close of the quarter ended June 30, 2016, Elysium breached the License Agreement by failing to furnish to ChromaDex the Royalty Report and payment required under Section 9.4.

83. Based on its refusal to pay the royalties due for the Q2 2016, ChromaDex alleges on information and belief that Elysium will continue to breach the License Agreement because it does not intend to furnish the required Royalty Report or payment for the quarter ended September 30, 2016 and the quarter ending December 31, 2016, which will come due on December 29, 2016 and March 31, 2017, respectively.

84. The information necessary to determine the total amount of royalties due under the License Agreement for the quarters ended June 30, 2016 and September 30, 2016 is within the sole possession of Elysium. However, Elysium's sales of NIAGEN NR increased in the first half of 2016, and by all accounts, continued to increase in the second half of 2016. ChromaDex therefore believes that royalties due for each successive quarter have increased as well. This conclusion is supported by Alminana's estimate of $245,000 for the Q2 2016 royalty, a nearly $100,000 increase over the $150,855 royalty paid for Q1 2016.

85. Based on Elysium's continued growth in sales, ChromaDex estimates that the total amount of royalties due for Q2, Q3, and Q4 of 2016 will be no less than $1 million.

CAUSES OF ACTION

FIRST CLAIM FOR RELIEF

(Breach of Contract – pTeroPure Supply Agreement)

86. ChromaDex repeats and realleges the allegations contained in paragraphs 1 through 85, above.

87. The pTeroPure Supply Agreement is a binding and enforceable contract between ChromaDex and Elysium.

88. ChromaDex fulfilled its obligations under the pTeroPure Supply Agreement by fulfilling the June 30, 2016 pTeroPure purchase order by supplying Elysium with the requested amounts of pTeroPure pterostilbene.

89. Elysium has materially breached the pTeroPure Supply Agreement by refusing to pay the monies owed to ChromaDex for the pTeroPure pterostilbene which ChromaDex delivered to Elysium.

90. Elysium's material breach of the pTeroPure Supply Agreement injured ChromaDex and caused it to sustain monetary damages in the amount of $580,750, plus interest.

SECOND CLAIM FOR RELIEF

(Breach of Contract – NIAGEN Supply Agreement)

91. ChromaDex repeats and realleges the allegations contained in paragraphs 1 through 90, above.

92. The NIAGEN Supply Agreement is a binding and enforceable contract between ChromaDex and Elysium.

93. ChromaDex fulfilled its obligations under the NIAGEN Supply Agreement by fulfilling the June 30, 2016 NIAGEN NR purchase order within 30 days by supplying Elysium with the requested amounts of NIAGEN NR.

94. Elysium has materially breached the NIAGEN Supply Agreement by refusing to pay the monies owed to ChromaDex for the NIAGEN NR which ChromaDex sold and delivered to Elysium.

95. Elysium's material breach of the NIAGEN Supply Agreement injured ChromaDex and caused it to sustain monetary damages in the amount of $2,402,600, plus interest.

THIRD CLAIM FOR RELIEF

(Breach of Contract – License Agreement)

96. ChromaDex repeats and realleges the allegations contained in paragraphs 1 through 95, above.

97. The License Agreement is a binding and enforceable contract between ChromaDex and Elysium.

98. ChromaDex acted in good faith and in accordance with the License Agreement at all times.

99. Elysium has materially breached the License Agreement by refusing to pay the royalties owed based on its net sales of NIAGEN NR.

100. Elysium's material breach of the License Agreement injured ChromaDex and caused it to sustain monetary damages in an amount estimated to be no less than $1 million, plus interest.

FOURTH CLAIM FOR RELIEF

(Fraudulent Deceit)

101. ChromaDex repeats and realleges the allegations contained in paragraphs 1 through 100, above.

102. On the June 30 Call, Alminana and Marcotulli falsely represented that Elysium was ramping up and needed large volumes of NIAGEN NR and pTeroPure pterostilbene over the next few months.

103. At the time Alminana and Marcotulli made this representation, they had no intention of ramping up their sales to the degree that they represented.

104. Also on the June 30 Call, Marcotulli made a false promise to pay $800 per kg for the anticipated order of NIAGEN NR and to work with ChromaDex to resolve Elysium's concerns about the NIAGEN Supply Agreement.

105. At the time Marcotulli made such promise, he knew that he and Alminana would not work with ChromaDex to resolve their concerns and would not pay for the goods delivered.

106. On July 18, 2016, when Alminana emailed the estimate for royalties due for Q2 2016, Alminana and Elysium had no intent of paying the royalties due for Q2 2016 and instead intended to induce ChromaDex to ship the remaining portion of pTeroPure that Elysium ordered on July 1, 2016.

107. Marcotulli and Alminana made these false promises and representations with the intent of inducing ChromaDex to provide it with unusually large supplies of NIAGEN NR and pTeroPure pterostilbene that would last it through any dispute with ChromaDex and which would also serve as leverage in any dispute between the two companies by placing financial pressure on ChromaDex.

108. Based on more than two years of performance under the Agreements and the parties' business relationship, ChromaDex justifiably relied on Elysium's promises and representations.

109. Elysium's false promises and representations injured ChromaDex and

caused it to sustain monetary damages in an amount to be proved at trial, plus interest.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff ChromaDex requests that Judgment be entered in its favor as follows:

a) On the First Cause of Action, monetary damages in an amount to be proved at trial, but believed to be no more than $580,750, plus interest (including prejudgment interest);

b) On the Second Cause of Action, monetary damages in an amount to be proved at trial, but believed to be no more than $2,402,600, plus interest (including prejudgment interest);

c) On the Third Cause of Action, monetary damages in an amount to be proved at trial, but believed to be no less than $1 million, plus interest (including prejudgment interest);

d) On the Fourth Cause of Action, monetary damages in an amount to be proved at trial, plus interest (including prejudgment interest) and punitive damages.

Dated: December 29, 2016

COOLEY LLP
ANTHONY M. STIEGLER (126414)
JON F. CIESLAK (268951)
SOPHIA M. RIOS (305801)

s/ Anthony M. Stiegler
Anthony M. Stiegler (126414)

Attorneys for Plaintiff
ChromaDex, Inc.